GENOIL INC. Index to Consolidated Financial Statements Year Ended December 31, 2008

Page
AUDITORS' REPORTS	1
FINANCIAL STATEMENTS
Management's Responsibility for Financial Reporting	5
Consolidated Balance Sheets	6
Consolidated Statements of Loss, Comprehensive loss and Deficit	7
Consolidated Statements of Cash Flows	8
Notes to Consolidated Financial Statements	9 - 34

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

OPINION ON THE CONOLIDATED FINANCIAL STATEMENTS

To the Shareholders of Genoil Inc.:

We have audited the consolidated balance sheet of Genoil Inc. as at December 31, 2008 and the consolidated statements of loss, comprehensive loss and deficit and cash flows for the year then ended. These consolidated financial statements are the responsibility of the
Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States). Those
standards require that we plan and perform an audit to obtain reasonable assurance whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation.

In our opinion, these financial statements present fairly, in all material respects, the financial position of the Company as at December 31, 2008, and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles.

We also have audited, in accordance with the standards of the Public Company Accounting
Oversight Board (United States), the effectiveness of the Company’s internal control over financial reporting as of December 31, 2008, based on the criteria established by Internal
Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the
Treadway Commission (COSO), and our report as at April 15, 2009 expressed an adverse opinion on the effectiveness of the Company’s internal control over financial reporting.

The financial statements as at and for the year ended December 31, 2007 and 2006 were audited by other auditors, who expressed an opinion without reservation on these statements in their report dated April 18, 2008.

Calgary, Alberta
	/signed/	MEYERS NORRIS PENNY LLP
April 15, 2009		Chartered Accountants

COMMENTS BY AUDITORS FOR US READERS ON CANADA – UNITED STATES REPORTING DIFFERENCES

The reporting standards of the Public Company Accounting Oversight Board (United States) for
auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the
Company’s ability to continue as a going concern, such as those described in Note 1 to the consolidated financial statements. Although we conducted our audit in accordance with both
Canadian generally accepted auditing standards and the standards of the Public Company
Accounting Oversight Board (United States), our report to the shareholders on the Consolidated
Financial Statements dated April 18, 2008 is expressed in accordance with Canadian reporting standards which do not permit a reference to such conditions and events in the auditors’ report when these are adequately disclosed in the financial statements.

Calgary, Alberta
	/signed/	MEYERS NORRIS PENNY LLP
April 15, 2009		Chartered Accountants

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM OPINION ON INTERNAL CONTROL OVER FINANCIAL REPORTING To the Shareholders of Genoil Inc.:

We have audited Genoil Inc.’s (“the Company”) internal control over financial reporting as of
December 31, 2008, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The
Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management's Report on Internal Control over Financial Reporting.
Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting
Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit includes performing such other procedures as we considered necessary in the circumstances.
We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A material weakness is a deficiency or a combination of deficiencies in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of the annual or interim financial statements will not be prevented or detected on a timely basis.

The following deficiency which we believe to be a material weakness has been identified and included in management’s assessment:

The Company did not maintain effective segregation of duties over certain transactions leading to ineffective supervision and monitoring; and potential misappropriation of assets. This material weakness affects all significant accounts.

In our opinion, because of the effect of the material weakness described above on the achievement of the objectives of the control criteria, The Company has not maintained effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control –
Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway
Commission.

We have also audited, in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheet, statement of loss, comprehensive loss and deficit and cash flows of the Company and our report dated April 15, 2009 expressed an unqualified opinion. The aforementioned material weakness was considered in determining the nature, timing, and extent of audit tests applied in our audit of the 2008 consolidated financial statements, and this report does not affect our opinion on those consolidated financial statements.

Calgary, Alberta
	/signed/	MEYERS NORRIS PENNY LLP
April 15, 2009		Chartered Accountants

Management's Responsibility for Financial Reporting

Management, in accordance with Canadian generally accepted accounting principles, has prepared the accompanying consolidated financial statements of Genoil Inc. Financial and operational information presented throughout this Annual Report is consistent with that shown in the consolidated financial statements.

Management is responsible for the integrity of the financial information. Internal control systems are designed and maintained to provide reasonable assurance that assets are safeguarded from loss or unauthorized use and to produce reliable accounting records for financial reporting purposes.

Meyers Norris Penny LLP, the Company's independent auditors, performed an audit of the financial statements in accordance with Canadian generally accepted auditing standards. This audit includes an examination, on a test basis, of evidence supporting the amounts and disclosures in the financial statements. As well, they assess the accounting principles used and significant estimates made by management, and they evaluate the overall financial statement presentation.

The Board of Directors is responsible for ensuring that management fulfills its responsibilities for financial reporting and internal control. The Board exercises this responsibility through the Audit Committee. The
Audit Committee meets with management and the independent auditors to ensure that management’s responsibilities are properly discharged, to review the consolidated financial statements and recommend that the consolidated financial statements be presented to the Board of Directors for approval.

The Audit Committee also considers the independence of the external auditors and reviews their fees.
The external auditors have access to the Audit Committee without the presence of management.

/signed/ D.K. Lifschultz

Chairman and CEO

/signed/ H. Lombard

Chief Financial Officer

Calgary, AB April 15, 2009

		GENOIL INC.
	Consolidated Balance Sheets
	As at December 31, 2008 and 2007
	(Expressed in Canadian Dollars)

	2008	2007

ASSETS
CURRENT
Cash and cash equivalents	$ 446,891	$ 151,686
Receivables	10,499	83,886
Prepaid expenses and deposits	211,489	194,601

	668,879	430,173
PROPERTY AND EQUIPMENT (Note 3)	2,172,001	2,484,101
INTANGIBLE ASSETS (Note 4)	2,092,844	2,325,383

	$ 4,933,724	$ 5,239,657

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT
Accounts payable and accrued liabilities	$ 972,320	$ 1,399,067
Due to related parties (Note 5)	254,051	98,527
Convertible Notes - current portion (Note 6)	1,135,639	1,120,823
Due to Investors	121,800	-

	2,483,810	2,618,417
CONVERTIBLE NOTES (Note 6)	155,199	138,611

	2,639,009	2,757,028

SHAREHOLDERS' EQUITY
Share capital (Note 8)	51,077,866	45,676,239
Contributed surplus (Note 7)	14,106,075	11,928,443
Accumulated deficit	(62,889,226)	(55,122,053)

	2,294,715	2,482,629

	$ 4,933,724	$ 5,239,657

COMMITMENTS (Note 16)
CONTINGENCIES (Note 17)
SUBSEQUENT EVENTS (Note 20)
GOING CONCERN (Note 1)

APPROVED BY THE BOARD
/signed/ D.K. Lifschultz__D.K. Lifschultz Director
/signed/ T. Bugg _______T Bugg Director

See notes to consolidated financial statements

GENOIL INC.
Consolidated Statements of Loss, Comprehensive loss and Deficit
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

	2008	2007	2006

REVENUES	$ 36,109	$ 83,456	$ -

EXPENSES
Administrative expenses	3,714,871	4,738,449	4,600,724
Stock-based compensation (Note 13)	2,861,867	4,669,555	3,554,776
Amortization	518,805	574,812	580,899
Accretion (Note 6)	55,903	327,475	487,398
Development expenses	417,102	468,366	335,322
Interest and financing costs	296,657	273,113	125,613
Foreign exchange (gain)/loss	(96,637)	56,238	(107,045)

Total expenses	7,768,568	11,108,008	9,577,687

LOSS FROM OPERATIONS	(7,732,459)	(11,024,552)	(9,577,687)
INTEREST INCOME	5,231	24,877	23,393

LOSS BEFORE OTHER EXPENSES	(7,727,228)	(10,999,675)	(9,554,294)
OTHER EXPENSES (Note 14)	39,945	342,885	4,351,753

LOSS & COMPREHENSIVE LOSS	(7,767,173)	(11,342,560)	(13,906,047)
DEFICIT - BEGINNING OF YEAR	(55,122,053)	(43,779,493)	(29,873,446)

DEFICIT - END OF YEAR	$ (62,889,226)	$ (55,122,053)	$ (43,779,493)

Loss per share - Basic and Diluted	$ (0.03)	$ (0.05)	$ (0.07)
Weighted avg. number common shares	297,381,757	228,067,695	211,830,875

See notes to consolidated financial statements

GENOIL INC.
Consolidated Statements of Cash Flows
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

	2008	2007	2006

OPERATING ACTIVITIES
Net loss	$ (7,767,173)	$ (11,342,560)	$ (13,906,047)
Items not affecting cash:
Amortization	518,805	574,812	580,899
Non-cash interest and financing costs	276,871	252,819	96,024
Accretion of convertible notes	55,903	327,475	487,398
Stock-based compensation	2,861,867	4,669,555	3,554,776
Other expenses	39,945	342,885	4,351,753

	(4,013,782)	(5,175,014)	(4,835,197)

Changes in non-cash working capital:
Receivables	73,387	(51,501)	91,049
Accounts payable and accrued liabilities	(426,751)	691,730	(765,668)
Prepaid expenses and deposits	(16,888)	(105,322)	(89,279)

	(370,252)	534,907	(763,898)

Cash flow used by operating activities	(4,384,034)	(4,640,107)	(5,599,095)

INVESTING ACTIVITIES
Purchase of office equipment	(14,098)	(39,107)	(51,054)
Purchase of upgrader equipment	-	(168,296)	-

Cash flow used by investing activities	(14,098)	(207,403)	(51,054)

FINANCING ACTIVITIES
Advances from (to) related parties	155,524	98,527	(118,383)
Due to Investors	121,800	-	-
Proceeds from debt financing	-	-	968,825
Issuance of common shares	4,416,013	3,465,998	5,778,746

Cash flow from financing activities	4,693,337	3,564,525	6,629,188

INCREASE (DECREASE) IN CASH FLOW	295,205	(1,282,985)	979,039

Cash - beginning of year	151,686	1,434,671	455,632

CASH - END OF YEAR	$ 446,891	$ 151,686	$ 1,434,671

CASH FLOWS SUPPLEMENTARY INFORMATION
Interest paid	$ 19,786	$ 20,294	$ 7,168

Income taxes paid	$ -	$ -	$ -

Non-cash items not included in the statements of cash flows are detailed in note 18.

See notes to consolidated financial statements

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

1. NATURE OF BUSINESS AND ABILITY TO CONTINUE AS A GOING CONCERN

Genoil Inc. (the “Company”) was incorporated under the Canada Business Corporations Act. The
Company is a technology development company focused on providing innovative solutions to the oil and gas industry through the use of proprietary technologies. The Company’s business activities are primarily directed to the development and commercialisation of its upgrader technology, which is designed to economically convert heavy crude oil into light synthetic crude. The Company is listed on the TSX Venture Exchange under the symbol GNO as well as the Nasdaq OTC Bulletin Board using the symbol GNOLF.OB.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presumes the Company will be able to realize its assets and discharge its liabilities in the normal course of operations for the foreseeable future.
As at December 31, 2008, the Company has incurred a loss of $7,767,173 (2007 - $11,342,560;
2006 - $13,906,047) for the year and has accumulated losses of $62,889,226 (2007 - $55,122,053,
2006 - $43,779,493) since inception.

The ability of the Company to continue as a going concern is in substantial doubt and is dependent on achieving profitable operations, commercialising its upgrader technology, and obtaining the necessary financing in order to develop this technology further. The outcome of these matters cannot be predicted at this time. The Company will continue to review the prospects of raising additional debt and equity financing to support its operations until such time that its operations become self-sustaining, to fund its research and development activities and to ensure the realization of its assets and discharge of its liabilities. While the Company is expending its best efforts to achieve the above plans, there is no assurance that any such activity will generate sufficient funds for future operations.

The Company is not expected to be profitable during the ensuing twelve months and therefore must rely on securing additional funds from either issuance of debt or equity financing for cash consideration. During the year the Company secured net debt and equity financing of $4,571,537.

The consolidated financial statements do not include any adjustments that might result from the outcome of these uncertainties.

2. SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation

These consolidated financial statements are prepared in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which differ in certain respects from those in the
United States. These differences are described in note 23.

These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany transactions and balances have been eliminated.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Use of estimates

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of expenses during the period. Significant estimates and assumptions include the ability to continue as a going concern, stock-based compensation, amortization and valuation of property and equipment, patents and technology rights and assumptions and estimates used in the fair values of multiple element arrangements. Actual results could differ from these estimates. These estimates are reviewed periodically and, as adjustments become necessary, they are reported in earnings in the periods in which they become known.

Cash and cash equivalents

Cash includes cash on hand and cash at banks. Cash equivalents include short term deposits held in money market funds with maturities, at inception, of less than three months and that are not subject to any risk of change in value.

Property and equipment

Property and equipment are stated at cost less accumulated amortization. Renewals and betterments are capitalized. Repairs and maintenance costs are charged to operations as incurred.
Property and equipment are amortized over their estimated useful lives at the following methods and annual rates:

Office equipment	5 years	straight-line method
Upgrader	10%	declining balance method

Patents and technology rights

Patents and Technology rights are recorded at cost and are amortized at 10% on a declining-
balance basis. Pending patent costs are not amortized until patents are registered.

Impairment of long-lived assets

The Company assesses the impairment of long-lived assets, which consist of upgraders, patents and technology rights and office equipment, whenever events or changes in circumstances indicate that the carrying value of these assets may not be recoverable. Recoverability of assets to be held and used is measured by comparison of the carrying value of the assets to future undiscounted net cash flows expected to be generated by the assets. An impairment loss is measured as the amount by which the carrying amount exceeds its fair value.

Foreign currency translation

Accounts of foreign operations, which are considered financially and operationally integrated, have been translated into Canadian dollars using the temporal method. Under this method, monetary assets and liabilities have been translated at the year end exchange rate. Non-monetary assets have been translated at the rate of exchange prevailing at the date of transaction. Revenues and expenses have been translated at the average rates of exchange during the year, except for amortization, which has been translated at the historical rate. Foreign exchange gains and losses are recognized in earnings.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Research and development costs

Research costs are expensed in the period incurred. Development costs are expensed in the period unless the Company believes the development project meets Canadian generally accepted accounting criteria for deferral and amortization. In evaluating these criteria, the Company considers technological feasibility to be established only when a product demonstrates it operates under conditions which are acceptable to target customers. If management determines that the development of products to which such costs have been capitalized is not reasonably certain, or that costs exceed recoverable value, such costs are charged to operations.

Stock-based compensation

The Company has a stock option plan as described in note 9. The fair value method is used to determine the expense for options granted. Under this method, compensation cost is measured at the date of grant using the Black-Scholes model with assumptions described in note 13. The cost is expensed over the vesting period with a corresponding credit to Contributed Surplus. Consideration received on exercise of options plus the amount previously recognized as expense is credited to share capital.

Future income taxes

The liability method of tax allocation is used in accounting for income taxes. Under this method, future tax assets and liabilities are determined based on differences between the carrying value and tax basis of assets and liabilities, and are measured using the substantively enacted tax rates and laws that will be in effect when the differences are expected to reverse. Future tax assets are recorded if realization is considered more likely than not. A valuation allowance is recorded for the amount not expected to be realized.

Loss per share

Basic loss per share amounts are calculated using the weighted average number of shares outstanding during the year. The Company uses the treasury stock method for calculating diluted earnings per share. For the year ended December 31, 2008, potentially dilutive common shares
(relating to convertible notes, options and warrants outstanding) totaling 49,515,729 (2007 -
59,248,690; 2006 - 45,661,580) were not included in the computation of loss per share because the effect was anti-dilutive.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)
Financial instruments

Financial instruments are measured at fair value on initial recognition of the instrument, except for certain related party transactions. Measurement in subsequent periods depends on whether the financial instrument has been classified as "held-for-trading", "available-for-sale", "held-to-maturity",
"loans and receivables", or "other financial liabilities" as defined by the accounting standard.

Financial assets and financial liabilities "held-for-trading" are measured at fair value with changes in those fair values recognized in net earnings.

Financial assets "available-for-sale" are measured at fair value, with changes in those fair values recognized in Other Comprehensive Income (“OCI”).

Financial assets "held-to-maturity", "loans and receivables" and "other financial liabilities" are measured at amortized cost using the effective interest method of amortization.

Cash and cash equivalents are designated as "held-for-trading". Receivables are designated as
"loans and receivables". Accounts payable, accrued liabilities, convertible notes, due to related parties and due to investors are designated as "other financial liabilities".

Genoil capitalizes transaction costs, premiums and discounts. These costs are capitalized within long-term debt and amortized using the effective interest method.

Convertible instruments

The equity and liability components of convertible instruments are presented separately in accordance with their substance. The liability component is accreted to the amount payable at maturity by way of a charge to earnings using the effective interest method. Warrants are recorded at fair value using the Black-Scholes model and classified as a component of shareholder's equity.

Adoption of new accounting standards

On January 1, 2008, the Company adopted the new or revised Canadian accounting standards for capital disclosures and financial instruments - disclosure and presentation. Prior periods have not been restated. The adoption of these policies had no impact on opening deficit.

1. Capital Disclosures

Section 1535 Capital Disclosures specifies the disclosure of (i) an entity's objectives, policies and processes for managing capital, (ii) quantitative data about what the entity regards as capital, (iii) whether the entity has complied with any capital requirements, and (iv) if it has not complied, the consequences of such non-compliance.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

2. SIGNIFICANT ACCOUNTING POLICIES (continued)

2. Financial Instruments - Disclosure and Presentation

Section 3862 Financial Instruments - Disclosure and Section 3863 Financial Instruments -
Presentation replace Section 3861 Financial Instruments - Disclosure and Presentation.
These new sections revise and enhance disclosure requirements and carry forward unchanged presentation requirements. Increased emphasis is placed on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.

3. General Standard of Financial Statement Presentation

In June 2007, the CICA amended Handbook Section 1400, Going Concern, to assess an entity’s ability to continue as a going concern and disclose any material uncertainties that cast doubt on its ability to continue as a going concern. The amendments to Section 1400 are effective for interim and annual reporting periods beginning on or after January 1, 2008. The application of this new standard had no impact on the Company's operating results or financial position

Future accounting changes

As of January 1, 2009, Genoil will be required to adopt Section 3064, "Goodwill and Intangible
Assets", which will replace the existing standard. The new standard revives the requirement for recognition, measurement, presentation and disclosure of intangible assets. The adoption of this standard should not have a material impact on the Company's Consolidated Financial
Statements.

The CICA Accounting Standards Board announced that Canadian reporting issuers will be required to report under International Financial Reporting Standards (IFRS) from the beginning of
2011. Genoil is currently evaluating the impact of these new standards.

3.	PROPERTY AND EQUIPMENT
		2008		2007

		Cost	Accumulated	Cost	Accumulated
			amortization		amortization

	Office equipment	$ 257,087	$ (198,734)	$ 242,989	$ (147,331)
	Upgrader	4,153,455	(2,039,807)	4,232,730	(1,844,287)

		$ 4,410,542	$ (2,238,541)	$ 4,475,719	$ (1,991,618)

	Net book value		$ 2,172,001		$ 2,484,101

During the year management determined that the carrying values of certain assets were less than their future undiscounted net cash flows expected to be generated. As a result the
Company recorded $39,945 (2007 - $81,557) in impairment provisions against these assets.
Included in amortization expense is $246,923 (2007 - $247,934; 2006 - $274,726) related to property and equipment.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

4.	INTANGIBLE ASSETS

		2008		2007

			Accumulated		Accumulated
		Cost	amortization	Cost	amortization

	Technology rights	$ 3,833,437	$ (2,127,590)	$ 3,833,437	$ (1,938,051)
	Patents	856,649	(469,652)	856,649	(426,652)

		$ 4,690,086	$ (2,597,242)	$ 4,690,086	$ (2,364,703)

	Net book value		$ 2,092,844		$ 2,325,383

The patents relate to fluid gas integration, crude oil and bitumen treatment and oil-water separation.
These patents expire between 2019 and 2021.

The Company has the worldwide rights, except for Europe, for certain separation technologies. The term of these rights ranges from 5 to 10 years, depending on country.

Recovery of the patents and technology rights costs remain uncertain. It depends on the commercial application thereof and ultimately attaining profitable operations.

During 2007 and 2006, management determined that the carrying values of certain technology rights were less than their future undiscounted net cash flows expected to be generated. As a result the
Company recorded in 2007 $171,794 (2006 - $121,753) of impairment provisions against these rights.

Included in amortization expense is $232,539 (2007 - $188,470; 2006 - $277,925) related to intangible assets.

5.	RELATED PARTY TRANSACTIONS
		2008	2007

	Due to related parties	$ 254,051	$ 98,527

This amount is due to the Chairman and CEO of the Company under a $5 million funding agreement signed on May 12, 2008. In consideration, 1,200,000 warrants were issued to him with a strike price of $0.37 and a term of one year. The fair value of these warrants ($132,000) was calculated using the Black-Scholes model and charged to interest and financing costs, with a corresponding entry to contributed surplus. The agreement stipulates that the Company may draw up to $5 million, with the pre-approval of the investor, within a one year period. The full amount outstanding will be repayable on May 12, 2009. The loan will accrue interest at 12% per annum starting on that date on any amounts not repaid.

Included in administrative expenses for the year are consulting fees of $384,942 (2007 - $538,050,
2006 - $298,725) paid to companies controlled by officers of the Company.

These transactions occured in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

6.	CONVERTIBLE NOTES

		Series A	Series B & C	Series D	Series E	Total

	Gross amount received	$ 5,638,220	$ 1,500,000	$ 968,825	$ 1,227,356	$ 9,334,401
	Value of warrants and conversion option	(3,822,864)	(52,557)	(51,036)	(166,216)	(4,092,673)

	Fair value of repayment obligation	$ 1,815,356	$ 1,447,443	$ 917,789	$ 1,061,140	$ 5,241,728

	2006
	Beginning balance	$ 2,033,199	$ 1,458,397	$ -	$ -	$ 3,491,596
	New issuances	-	-	917,789	-	917,789
	Accretion	420,622	41,603	25,173	-	487,398
	Interest accrued	-	-	27,773	-	27,773
	Conversions	(296,316)	(1,500,000)	-	-	(1,796,316)

	Ending balance	$ 2,157,505	$ -	$ 970,735	$ -	$ 3,128,240

	2007
	New issuances	-	-	-	-	-
	Accretion	301,611	-	25,862	-	327,473
	Interest accrued	-	-	124,226	-	124,226
	Conversions	(2,320,505)	-	-	-	(2,320,505)

	Ending balance	$ 138,611	$ -	$ 1,120,823	$ -	$ 1,259,434

	2008
	New issuances	-	-	-	1,061,140	1,061,140
	Accretion	16,588	-	-	39,315	55,903
	Interest accrued	-	-	106,533	35,184	141,717
	Redemption	-	-	(1,227,356)	-	(1,227,356)

	Ending balance	$ 155,199	$ -	$ -	$ 1,135,639	$ 1,290,838

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

6.	CONVERTIBLE NOTES (continued)

Series A

On December 23, 2004, the Company issued $5,638,220 of non-interest bearing convertible notes. These convertible notes are due on December 23, 2014. The note holders also received 3,203,534 warrants entitling them to purchase the same number of shares at a price of $0.85 per share at any time prior to December 23, 2009. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.44 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 12%, was estimated to be $1,815,356 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black- Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 100%; risk-free rate of 3%; and expected life of 5 years, resulting in a fair value of $834,153. The residual portion of the proceeds of $2,988,711 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and are being accreted over the term of the debt.

During 2006, notes with a face value of $296,316 were converted into common shares of the company at a price of $0.44 per share and 673,445 shares were issued.

A director and officer of the Company and an entity associated with the officer and director subscribed for $306,425 of the convertible notes issued effective December 23, 2004 and was assigned 174,106 share purchase warrants.

During 2007, notes with a face value of $132,679 were converted into common shares of the Company at a price of $0.44 per share and 301,543 shares were issued.

At the request of a large note holder, notes with a face value of $4,902,800 were converted into 2,785,681 preferred shares of the Company. The preferred shares are convertible into 11,142,724 common shares - the same number the convertible notes would have been convertible to. Per EIC - 96 the preferred shares were valued using the market price ($0.61) of the common shares on date of conversion. This value was allocated between long term debt and equity using the same basis as at the original issue of the notes. The fair value of the debt portion was calculated by discounting the face value at 16%, the estimated market rate for the Company. This resulted in a loss of $176,450 being recorded, while contributed surplus was reduced by $4,432,786. Had we used a market rate of 18%, a gain of $94,312 would have been recorded.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

6.	CONVERTIBLE NOTES (continued)

Series B

On October 24, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on April 6, 2006 and had an interest rate of 12% per annum. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $724,181 on the date the agreement was signed. The residual portion of the proceeds of $25,819 was allocated to the conversion option and was recorded as debt discount with the corresponding charge to contributed surplus.

During 2006, the holder converted the entire principal of $750,000 and interest of $26,250 on the note into common shares of the Company at a price of $0.44 per share and received 1,764,204 shares.

Series C

On December 23, 2005, the Company issued a $750,000 convertible note to a company controlled by a director and officer of the Company. This convertible note was due on June 24, 2006 and had an interest rate of 12% per annum. The note holder also received 426,000 warrants entitling him to purchase the same number of shares at a price of $0.85 per share at any time prior to July 24, 2006. At the holder’s option, the note was convertible to common shares of the Company at a rate of $0.44 per share at any time prior to maturity.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 19.5%, was estimated to be $723,262 on the date the agreement was signed. To estimate the fair value of the warrants, the Company used the Black- Scholes option-pricing model with the following assumptions: zero dividend yield; expected volatility of 77%; risk-free rate of 3.8%; and expected life of 0.5 years, resulting in a fair value of $1,150. The residual portion of the proceeds of $25,588 was allocated to the conversion option. Both the warrants and conversion option were recorded as debt discounts and were accreted over the term of the debt.

During 2006, the holder converted the entire principal of $750,000 and interest of $42,000 on the note into common shares of the Company at a price of $0.44 per share and received 1,800,000 shares.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

6.	CONVERTIBLE NOTES (continued)

Series D

On October 6, 2006, the Company issued $968,825 of convertible notes to entities controlled by a director and officer of the Company in settlement of debt owed to them. This convertible note is due on April 6, 2007 and has an interest rate of 12% per annum. The note holders also received 322,941 warrants entitling them to purchase the same number of shares at a price of $0.98 per share at any time prior to April 6, 2007. At the holder’s option, the note may be converted to common shares of the Company at a rate of $0.75 per share at any time prior to maturity. The convertible note may also be converted at the Company’s option if the Company’s common share trading price exceeds $1.55 per share for 30 consecutive trading days during the term of the note.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 24%, was estimated to be $917,789 on the date the agreement was signed. The residual amount, being $51,036, was allocated to the fair value of the warrants and no value was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option- pricing model with the following assumptions: zero dividend yield; expected volatility of 86%; risk- free rate of 4.37%; and expected life of 0.5 years.

On April 6, 2007, the term of 78% of the notes and attached warrants was extended by six months to October 6, 2007. On that date it was again extended by six months. These notes have an original face value of $760,785 and 253,595 warrants attached. The extension was considered a renegotiation of the debt and the fair value ($25,484) of the warrant extension was expensed as interest paid. The balance of the notes, with a face value of $208,040 and accrued interest of $32,640, is now callable. The attached 69,346 warrants have expired. The Company has entered into a one year funding agreement that would provide the required capital, should this portion of the debt be called. The terms of this agreement is substantially the same as the original notes. One of the parties to this agreement is a director and officer of the Company.

On October 6, 2008 the series D notes matured and were replaced with series E notes.

Series E

On October 6, 2008, series E notes, with a face value of $1,227,356, were issued to replace the series D notes plus accrued interest that matured on that date. About 90% of the amount is due to companies controlled by the Chairman and CEO. The notes have a term of one year, carry interest at 12% p.a., accrued semi-annually, and are convertible into common shares of the Company at $0.27 per share at the option of the holder. The note holders also received 1,136,442 warrants to purchase the same number of common shares of the Company at $0.41 per share.

The fair value of the repayment obligation, being the present value of the future principal and interest payments using a discount factor of 28%, was estimated to be $1,061,140 on the date the agreement was signed. A total of $32,275, was allocated to the fair value of the warrants and $133,941 was allocated to the conversion option. The debt discount will be accreted over the term of the debt. To estimate the fair value of the warrants, the Company used the Black-Scholes option- pricing model with the following assumptions: zero dividend yield; expected volatility of 127%; risk- free rate of 2.93%; and expected life of 1 year.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

7.	CONTRIBUTED SURPLUS

		2008	2007

	Balance, beginning of year	$ 11,928,443	$ 11,669,412
	Options granted	3,763,176	4,669,556
	Options exercised	(1,322,205)	(622,600)
	Options cancelled	(901,300)	-
	Warrants granted	504,020	644,861
	Conversion option	133,941	-
	Notes converted to preference shares	-	(4,432,786)

	Balance, end of year	$ 14,106,075	$ 11,928,443

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

8. SHARE CAPITAL Authorized: - An unlimited number of common shares without par value. - 10,000,000 Class A Preferred shares, issuable in series. Issued and outstanding common shares:

	Number	Amount
2006
	196,051,227	$ 21,665,406
Private placement (1)	4,863,218	3,425,270
Shares for debt	456,807	269,858
Stock options exercised	10,314,101	2,899,991
Warrants exercised	2,631,602	598,904
Conversion of notes (Note 6)	4,237,649	1,864,566
Repurchase of royalty agreement (Note 14)	4,500,000	4,230,000
Share issue expenses		(144,766)

Balance, end of year	223,054,604	34,809,229

2007
Private placement (2)	5,130,382	2,399,621
Shares for debt	768,565	364,939
Stock options exercised	3,657,663	1,400,699
Conversion of notes (Note 6)	301,543	132,679
Share issue expenses		(227,990)

Balance, end of year	232,912,757	38,879,177

2008
Private placement (4)	11,533,919	2,501,098
Stock options exercised	6,693,750	2,931,891
Conversion of preferred shares	11,142,724	6,797,062
Share issue expenses		(31,362)

Balance, end of year	262,283,150	$ 51,077,866

Issued and outstanding Class "A' Preferred shares:
	Number	Amount
2007
Balance, beginning of year	-	$ -
Issued on conversion of convertible notes (3)	2,785,681	6,797,062

Balance, end of year	2,785,681	$ 6,797,062

2008
Conversion into common shares	(2,785,681)	(6,797,062)

Balance, end of year	-	$ -

TOTAL SHARE CAPITAL		$ 51,077,866

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

8.	SHARE CAPITAL (continued)

	1.	In September 2006, the Company issued 4,863,218 units at US$0.73 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant.

Each full warrant entitles the holder to purchase one common share at US$1.10 for a period of two years. C$3,425,270 of the proceeds was allocated to share capital and C$522,497 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with expected volatility of 106%, risk free rate of 3.95% and dividend yield nil over their expected life of 2 years.

The Company issued 236,311 warrants with an exercise price of $0.82 as a finders fee in connection with this private placement. The $113,085 value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 106%, risk free rate of 3.95% and dividend yield nil over an expected life of 2 years..

	2.	In June 2007, the Company issued 5,130,382 units at US$0.52 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.78 for a period of three years. C$2,399,621 of the proceeds was allocated to share capital and C$440,110 to warrants. The value attributed to the warrants were calculated using the Black-Scholes model with expected volatility of 93%, risk free rate of 3.93% and dividend yield nil over their expected life of 3 years.

The Company issued 234,692 warrants with an exercise price of $0.52 as a finders fee in connection with this private placement. The $76,157 value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 95%, risk free rate of 4.71% and dividend yield nil over an expected life of 2 years.

	3.	During the year the Company issued Class "A" Preferred shares in connection with the conversion of long term notes. See note 6. The preferred shares can be converted into common shares at a ratio of four common shares for each preferred share. This can be done at the option of the holder of the preferred shares or, after five years, at the option of the Company. The preferred shares carry no voting power and can be redeemed by the Company at $1.76 per share at any time. In the event of liquidation, dissolution or winding up of the Company, the preferred shares shall have preference to receive up to $1.76 per share, before any distribution to any other shareholders of the Company.

	4.	In March 2008, the Company issued 378,787 units at US$0.66 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.99 for a period of five years. C$206,158 of the proceeds was allocated to share capital and C$40,917 to warrants.

The value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 96%, risk free rate of 3.35% and dividend yield nil over their expected life of 5 years.

In July 2008, the Company issued 11,155,132 units at US$0.23 per unit. Each unit consisted of one common share and one-quarter non-transferable share purchase warrant. Each full warrant entitles the holder to purchase one common share at US$0.29 for a period of two years. C$2,294,940 of the proceeds was allocated to share capital and C$295,666 to warrants. The value attributed to the warrants was calculated using the Black-Scholes model with expected volatility of 95%, risk free rate of 3.27% and dividend yield nil over their expected life of 2 years.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

9. STOCK OPTIONS

The Company has a stock option plan for directors, officers, employees and consultants. The term and vesting conditions of each option may be fixed by the Board of Directors when the option is granted, but the term cannot exceed 10 years. The maximum number of shares that may be reserved for issuance under the plan is fixed at 49,899,400. The maximum number of shares that may be optioned to any one person is 5% of the shares outstanding at the date of the grant.

Details of the stock options are as follows:

				Weighted		Weighted
		Weighted		Average		Average
		Average		Exercise		Exercise
		Exercise Price		Price		Price
	Number	2008	Number	2007	Number	2006

Balance, beginning of year	39,091,250	$ 0.49	27,213,502	$ 0.45	27,180,103	$ 0.19
Granted	12,950,000	0.33	16,478,750	0.51	11,564,166	0.78
Cancelled	(11,145,000)	0.60	(943,339)	0.35	(1,216,666)	0.33
Exercised	(6,693,750)	0.24	(3,657,663)	0.21	(10,314,101)	0.14

Balance, end of year	34,202,500	$ 0.45	39,091,250	$ 0.49	27,213,502	$ 0.45

Exercisable, end of year	30,455,416	$ 0.43	27,553,749	$ 0.46	21,342,250	$ 0.35

The following is a summary of options outstanding and exercisable as at December 31, 2008:

	Outstanding				Vested

		Remaining	WA		Remaining	WA
	Outstanding	Contractual	Strike	Vested	Contractual	Strike
Range	Options	Life	Price	Options	Life	Price

$0.00 to $0.39	15,800,000	2.97	$0.21	15,800,000	2.97	$0.21
$0.40 to $0.79	15,337,500	2.57	$0.54	11,998,750	2.63	$0.55
$0.80 to $1.19	-	-	-	-	-	-
$1.20 to $1.59	2,900,000	1.27	$1.21	2,566,666	1.25	$1.22
$1.60 to $2.00	165,000	2.34	$1.65	90,000	2.34	$1.65

	34,202,500	2.64	$0.45	30,455,416	2.69	$0.43

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

10. WARRANTS A summary of the changes in share purchase warrants outstanding and exercisable at the end of the year is as follows:

C$ Warrants

	2008		2007		2006

						WA
	Total	WA Strike	Total	WA Strike	Total	Strike
	Warrants	Price	Warrants	Price	Warrants	Price

Balance, beginning of year	4,057,129	$0.82	3,526,475	$0.86	3,203,534	$0.85

Issued	2,590,037	$0.45	600,000	$0.61	322,941	$0.98

Exercised	-	-	-	-	-	-

Expired	1,107,190	$0.78	69,346	$0.98	-	-

Forfeited	-	-	-	-	-	-

Balance, end of year	5,539,976	$0.66	4,057,129	$0.82	3,526,475	$0.86

US$ Warrants

	2008		2007		2006

						WA
	Total	WA Strike	Total	WA Strike	Total	Strike
	Warrants	Price	Warrants	Price	Warrants	Price

Balance, beginning of year	2,969,399	$0.89	1,452,113	$1.04	-	-

Issued	2,883,473	$0.31	1,517,286	$0.74	1,452,113	$1.04

Exercised	-	-	-	-	-	-

Expired	-	-	-	-	-	-

Forfeited	1,452,113	$1.04	-	-	-	-

Balance, end of year	4,400,759	$0.46	2,969,399	$0.89	1,452,113	$1.04

Total	9,940,735		7,026,528		4,978,588

The following is a summary of warrants as at December 31, 2008:

	Outstanding

	Outstanding	Remaining
Range	Warrants	Contractual Life

$0.000 to $0.390	3,988,777	1.18

$0.400 to $0.790	2,653,728	1.10

$0.800 to $1.190	3,298,230	1.07

$0.000 to $2.000	9,940,735	1.12

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

11. INCOME TAXES The tax effects of the temporary differences that give rise to the Company's future tax assets and liabilities are as follows:

	2008	2007

Net operating and capital losses	$ 8,603,300	$ 7,958,800
Long term assets	898,400	759,200
Undeducted financing costs	32,200	48,600
Valuation allowance	(9,533,900)	(8,766,600)

Future tax assets	$ -	$ -

The tax benefit of net operating losses carried forward and the associated valuation allowance were reduced by $460,300 (2007 - $1,308,300), representing the tax effect of losses which expired during the year.

The income tax provision recorded differs from the income tax obtained by applying the statutory income tax rate of 29.5% (2007 - 32.12%; 2006 - 34.12%) to the income for the year and is reconciled as follows:

	2008	2007	2006

Benefit at Canadian statutory rate	$ (2,291,300)	$ (3,643,200)	$ (4,744,700)
Permanent differences	1,306,800	1,703,000	1,379,200
Effect of reduction in Statutory rate	217,200	3,156,300	-
Increase in valuation allowance	767,300	(1,216,100)	3,365,500

Future tax recovery	$ -	$ -	$ -

The Company's future tax assets include approximately $128,790 (2007 - $194,400) related to deductions for share issue costs in excess of amounts deducted for financial reporting purposes.
If and when the valuation allowance related to these amounts is reversed, the Company will recognize this benefit as an adjustment to share capital as opposed to income tax expense in the
Statement of Operations. The valuation allowance as at December 31, 2008 was increased by
$7,800 (2007 - $48,800), representing the effect of the unamortized share issuance costs incurred in the period.

The Company has approximately $1,272,900 (2007 and 2006 - $1,272,900) of undeducted exploration and development costs which are available for deduction against future income for
Canadian tax purposes.

The Company evaluates its valuation allowance requirements based on projected future operations. When circumstances change and this causes a change in management's judgement about the recoverability of future tax assets, the impact of the change on valuation allowance is reflected in current income.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

12. NON-CAPITAL TAX LOSSES CARRIED FORWARD

The Company has incurred estimated losses of $34,411,546 for tax purposes which are available to reduce future taxable income and which expire in various amounts from 2009 to 2026. Such benefits will be recorded as an adjustment to the tax provision in the year realized.

13. STOCK-BASED COMPENSATION

The fair value of each stock option granted (note 9) was estimated on the date of grant using the
Black-Scholes option-pricing model with the following range of assumptions:

	2008	2007	2006

Volatility	92% - 104%	89% - 99%	94% - 110%
Expected life (years)	2.25 - 3.75	3 - 3.75	2 -5
Risk-free rate	2.4% - 3.45%	3.9% - 4.7%	3.8% - 4.2%
Dividend yield	0%	0%	0%

The weighted average fair value of options granted in 2008 was $0.22 (2007 - $0.32; 2006 - $0.47) .

14.	OTHER EXPENSES

		2008	2007	2006

	Settlement of claim	$ -	$ -	$ 4,230,000
	Impairment of assets	39,945	253,351	121,753
	Loss on conversion of debt	-	176,450	-
	Accounts payable written off	-	(86,916)	-

		$ 39,945	$ 342,885	$ 4,351,753

Settlement of claim
On February 9, 2006, a statement of claim was filed in the Court of Queen’s Bench of Alberta,
Canada, with the Company as the defendant, alleging a liability of $51,120 owing to the plaintiff on account of unpaid royalties and non-performance in respect of the execution of a further formal document evidencing the propriety of the royalty. In the alternative to settling this claim, the statement of claim alleges that the plaintiff be entitled to $13 million, being the amount of the original debt extinguished in the agreement.

During the year ended December 31, 2006, the Company settled the claim by repurchasing the royalty rights by the issuance of 4,500,000 common shares. The shares had a fair value of
$4,230,000 as determined by the market price on the date of the transaction and were recorded as an expense in the current year.

Impairment of assets
The Company has determined that the carrying amounts of certain of its assets exceeds their fair value and has written off the full book value as per the CICA Handbook.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

Loss on conversion of debt
At the request of a large investor, the Company agreed to convert most of its long term convertible notes into convertible preference shares. (See note 6) The terms of the preference shares are essentially the same as those of the notes they replaced.

Canadian GAAP requires that the preference shares issued should be valued at the market price of the common shares they can be converted into. This market value should then be allocated to the component parts of the convertible notes (debt and conversion option) using their relative fair values, consistent with the original approach taken when the convertible notes were first recorded.

The Company valued the debt component by discounting the face value at 16% (considered market related rate). The difference between this value and the carrying value of the debt was recorded as a loss on conversion. The residual amount was alllocated to contributed surplus.

Accounts payable written off
This amount relates to a 2004 balance on a vendor account. It originated from lease payments for an asset that did not perform as expected and the Company refused further payments. We believe the statute of limitations will prevent the vendor from claiming this amount in future.

15.	CAPITAL MANAGEMENT

Genoil's objectives when managing its capital are:

	a)	to maintain an appropriate balance between debt and equity sources of capital;

	b)	to manage a strong capital base so as to maintain investor, creditor and market confidence;

	c)	to sustain future development of the business.

Genoil defines its capital as follows: - capital stock; and

- debt, including long and short-term portions.

As the Company does not have commercial operations, all our capital to date has resulted from the issuance of equity or debt, both long and short-term. Details of these can be found elsewhere in these notes.

Genoil is a public company and has established access to both public and private debt and equity markets. We anticipate continued long-term access to these markets to fund future operations and growth, although access in the current market may be restricted or unavailable.

All the Company's debt is from parties related to the Company and has no covenants. Internally the Company strives to maintain sufficient capital to cover working capital needs, while avoiding undue dilution to shareholders. To date the Chairman and CEO has provided short term funding. In addition the Company raised capital via private placements on a regular basis.

16. COMMITMENTS The Company has entered into lease agreements which require minimum lease payments summarized as follows:

Contractual obligation repayment schedule:
2009	$ 263,563

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

17. CONTINGENCIES

The Company is involved in legal claims associated with the normal course of operations. It believes it has made adequate provision for such legal claims.

18. NON-CASH ITEMS NOT INCLUDED IN STATEMENTS OF CASH FLOWS

	2008	2007	2006

Shares issued to settle debts	$ -	$ 364,939	$ 269,858
Shares issued to settle convertible debts	-	132,679	1,864,566
Notes converted into preferred shares	-	2,187,826	-

	$ -	$ 2,685,444	$ 2,134,424

19. SEGMENTED INFORMATION

The Company operates in one industry segment that being the development of the upgrader technology for use in the oil industry. Substantially all of the Company's operations and assets are in
Canada and are solely focused on the development and commercialisation of this technology.

20. SUBSEQUENT EVENTS

Subsequent to year end, the Company granted 400,000 options to a consultant and 1,000,000 options to an employee as incentives. The options have a strike price of $0.21 and a total fair value of $185,547.

In January the Company issued 2,700,000 options to the CEO and Chairman to replace the same amount of options that expired. The options have a strike price of $0.215 and a total fair value of
$407,525

21. COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform to the current year's presentation.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

22. FINANCIAL INSTRUMENTS

Credit Risk

The Company is exposed to credit risk with respect to its receivables and cash. Receivables are comprised substantially of goods and services tax credits receivable from a Canadian tax agency and cash is placed with major financial institutions. Management believes this mitigates the risks associated with these financial instruments.

Fair Value

The Company's financial instruments consist of cash and cash equivalents, receivables, due to investors, accounts payable and accrued liabilities, amounts due to related parties and convertible notes. The fair value of the convertible notes was calculated using discounted cashflow analysis and approximates the carrying value as the implicit interest rate is similar to current market rates. The fair value of the financial instruments, other than long-term convertible notes, approximates their carrying values due to their short term nature. The fair value of the long-term convertible note, using a discount rate of 24% (2007 - 16%, 2006 - 24%) at December 31, 2008, is approximately $84,700
(2007 - $108,400, 2006 - $959,000)

Currency Risk

The Company translates the results of its foreign operations into Canadian dollars using rates approximating the average exchange rate for the year. The exchange rate may vary from time to time and create foreign currency risk. As at year-end the Company had certain obligations denominated in US dollars and there are no contracts in place to manage the exposure. As at
December 31, 2008 the Company had US$279,690 (2007 - US$9,753) in cash and US$964 (2007 -
US$2,209) included in accounts payable which is subject to foreign exchange fluctuation.

Interest rate risk

The Company is not exposed to significant interest rate risk due to the short-term nature of its monetary assets and liabilities and due to the long-term convertible notes not bearing interest.

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

23.	DIFFERENCES BETWEEN US AND CANADIAN GAAP

The Company prepares the consolidated financial statements in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"), which conform in all material respects to those in the United States ("US GAAP"), except as follows:

	a)	Under US GAAP, the conversion feature of the convertible debenture - Series A and the detachable warrants described in Note 6, issued by the Company meet the criteria to be exempt from SFAS 133 "Accounting for Derivative Instruments and Hedging Activities" and were not required to be bifurcated. As a result, the Company followed Emerging Issue Task Force (“EITF”) No. 00-27 "Application of Issue No. 98-5 to Certain Convertible Instruments" and recorded the proceeds of the convertible debenture based on the relative fair value of the convertible debenture and the detachable warrants. For US GAAP purposes, the relative value of the detachable warrants and the intrinsic value of the conversion option were determined to be $1,775,098 and $1,006,250, respectively. Also, the conversion of Series A convertible debentures with a face value of $4,902,800 into 2,785,681 Class A preferred notes as described in Note 6 resulted in a loss on extinguishment that was different under Canadian GAAP and U.S. GAAP.

For Canadian GAAP purposes, the Company followed EIC-96, "Accounting for the early extinguishment of convertible securities through (1) early redemption or repurchase and (2) induced early conversion”. Therefore, the consideration transferred (i.e. the value of the preferred shares) to settle the Series A convertible debt was allocated to the carrying value of the debt and the conversion option element on the same basis as was used to allocate the original debt proceeds. The resulting loss relating to the debt element ($176,450) was charged to the consolidated statement of loss and the portion of the consideration allocated to the conversion option ($4,432,785) was charged to contributed surplus.

For US GAAP purposes, the Company followed EITF 96-19, “Debtors Accounting for Modification and Convertible Debt Instruments” and EITF 98-5, “Accounting for Convertible Securities with Beneficial Conversion Features or Contingently Adjustable Conversion Ratios”. Therefore, the consideration transferred (i.e. the value of the preferred shares) was allocated to the conversion element of the convertible security based on the intrinsic value of the debt’s conversion feature at the date of extinguishment, and the residual consideration was allocated to the debt. As a result of this difference in the allocation of the consideration, the loss on conversion relating to the debt element would increase by $1,706,845 and the charge to contributed surplus would be reduced by $2,538,521.

As a result of the difference in discount amounts, the value of the convertible debentures and the debt extinguishment described above, the carrying value of the convertible debentures under US GAAP would be increased by $48,368 in 2008 (2007 - $51,781; 2006 - $943,446) (net of related accretion expense) and the accretion expense would have decreased by $9,252 (2007 - $59,990; 2006 - $81,203).

	b)	Under US GAAP, the conversion feature of the convertible notes - Series B and C and the detachable warrants described in Note 6, issued by the Company meet the criteria to be exempt from SFAS 133 and were not required to be bifurcated. As a result, the Company followed EITF No. 00-27 and recorded the proceeds of the convertible notes based on the relative fair value of the convertible notes and the detachable warrants. Accordingly, management has determined that the embedded conversion option within the debt instrument did not result in any beneficial conversion option value. In addition, the Company determined that the portion of the proceeds allocated to the detachable warrants was $1,189. During the year ended December 31, 2006 the notes were converted to common shares. The accretion expense under US GAAP for these convertible notes was $1,137 (2005 - $52) and as such, accretion expense would have decreased by $40,466 for 2006 (2005 - $10,902) under US GAAP.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

23.	DIFFERENCES BETWEEN US AND CANADIAN GAAP (continued)

	c)	Under US GAAP, the conversion of the convertible notes – Series D and the detachable warrants described in Note 6 met the criteria to be exempt from SFAS 133 and are not required to be bifurcated. As a result, the Company followed EITF 00-27 and recorded the proceeds on the convertible notes based on the relative fair value of the convertible notes and detached warrants. For US GAAP purposes the relative fair value of the detachable warrants and the intrinsic value of the conversion option were determined to be $78,087 and $388,111, respectively, at the time of issuance.

On April 6, 2007, the maturity date of the convertible notes with a face value of $760,785 and the expiry date of the 253,595 attached warrants were extended by six months to October 6, 2007. On that date, the notes and warrants were again extended by six months. For Canadian GAAP purposes, the Company followed EIC-88, “Debtor’s Accounting for a Modification or Exchange of Debt Instruments” and considered both extensions to be modifications of the debt with the incremental fair value of the warrants, in the amount of $25,484 expensed as additional interest expense.

For US GAAP purposes, the Company followed EITF No. 96-19, “Debtors Accounting for Modification and Convertible Debt Instruments”. Applying the guidance in this EITF the Company determined that the extension on both dates were modifications because each extension did not result in a substantial change (defined as greater than 10%) in the cash flows between the original and modified notes. The extensions also did not cause the fair value of the embedded conversion option to change by more than 10% of the carrying amount of the original notes immediately before and after the extensions.

The Company determined the change in the fair value of the embedded conversion option immediately before and after the April and October extensions to be $55,892 and $54,574, respectively, using the Black-Scholes pricing model using the following assumptions:

	April 6, 2007		October 6, 2007
	Before	After	Before	After
Expected life	1 day	183 days	1 day	183 days
Volatility	0.00%	63.90%	0.00%	64.99%
Dividend yield	0.00%	0.00%	0.00%	0.00%
Risk free rate	0.00%	4.14%	0.00%	4.43%

The increase in the fair value of the embedded conversion option immediately after the extensions was then adjusted to the carrying value of the debt and amortized over the remaining term of the debt using a new effective interest rate.

As a result of the differences described above, under US GAAP, the carrying value of the convertible notes liability as at December 31, 2008 would decrease by $nil (2007 - $28,927;
2006 - $277,094) (net of related accretion expense) with a corresponding increase in shareholders’ equity. The accretion expense for US GAAP for these convertible notes was
$nil (2007 - $384,496; 2006 - $163,242) and the accretion expense would have increased by $nil (2007 - $358,633; 2006 - $138,069) under US GAAP.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

23.	DIFFERENCES BETWEEN US AND CANADIAN GAAP (continued)

	d)	Under US GAAP, the conversion feature of the convertible notes - Series E and the detachable warrants described in Note 6, issued by the Company meet the criteria to be exempt from SFAS 133 and were not required to be bifurcated. As a result, the Company followed EITF No. 00-27 and recorded the proceeds of the convertible notes based on the relative fair value of the convertible notes and the detachable warrants. Accordingly, management has determined that the embedded conversion option within the debt instrument did not result in any beneficial conversion option value. In addition, the Company determined that the portion of the proceeds allocated to the detachable warrants was $36,229.

As a result of the differences described above, under US GAAP, the carrying value of the convertible notes liability as at December 31, 2008 would increase by $99,628 with a corresponding decrease in shareholders’ equity. The accretion expense under US GAAP for these convertible notes was $8,956 and as such, accretion expense would have decreased $30,359 for 2008 under US GAAP.

	e)	Accounting for Uncertainty in Income Taxes

Effective January 1, 2007, the Company adopted FASB Interpretation 48, Accounting For Uncertainty in Income Taxes (the “Interpretation” or “FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements in accordance with SFAS 109, Accounting for Income Taxes.

The interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Under FIN 48, a company recognizes a tax benefit in the financial statements for an uncertain tax position only if management’s assessment is that the position is “more likely than not” (i.e., a likelihood greater than 50 percent) to be allowed by the tax jurisdiction based solely on the technical merits of the position. The term “tax position” in FIN 48 refers to a position in a previously filed tax return or a position expected to be taken in a future tax return that is reflected in measuring current or deferred income tax assets and liabilities for interim or annual periods. The Interpretation also provides guidance on measurement methodology, derecognition thresholds, financial statement classification and disclosures, recognition of interest and penalties, and accounting for the cumulative-effect adjustment at the date of adoption. Upon adoption, it was determined that there was no effect to the Company.

The Company’s income tax filings are subject to audit by taxation authorities and as at December 31, 2008 the following tax years remained subject to examination; (i) Canada – 2004 to date; and (ii) United States - 2005 to date.

				GENOIL INC.
		Notes to Consolidated Financial Statements
	Years Ended December 31, 2008, 2007 and 2006
			(Expressed in Canadian Dollars)

23.1.	Adjustments to Consolidated Statements of Loss

		2008	2007	2006

Loss from operations - Canadian GAAP		$ (7,767,173)	$ (11,342,560)	$ (13,906,047)
	Accretion of convertible notes (a)	9,252	59,990	81,203
	Accretion of convertible notes (b)	-	-	40,466
	Accretion of convertible notes (c)	-	(358,633)	(138,069)
	Accretion of convertible notes (d)	30,359	-	-
	Loss on conversion of debt (a)	-	(1,706,845)	-

Loss - US GAAP		$ (7,727,562)	$ (13,348,048)	$ (13,922,447)

	Loss per share - basic and diluted	$ 0.03	$ 0.06	$ 0.07

23.2.	Adjustments to Consolidated Balance sheets

			2008	2007

Adjustments to Liabilities
	Total liabilities - Canadian GAAP		$ 2,639,009	$ 2,757,028
	Proceeds of convertible notes (a)		48,368	51,781
	Proceeds of convertible notes (c)		-	(28,927)
	Proceeds of convertible notes (d)		99,628	-

Total liabilities - US GAAP			$ 2,787,005	$ 2,779,882

Adjustments to Shareholders' Equity (Capital deficit)
	Total shareholders' equity - Canadian GAAP		$ 2,294,715	$ 2,482,629
	Proceeds of convertible notes (a)		(48,368)	(51,781)
	Proceeds of convertible notes (c)		-	28,927
	Proceeds of convertible notes (d)		(99,628)	-

Total shareholders' equity (capital deficit) - US GAAP			$ 2,146,719	$ 2,459,775

The consolidated assets and cashflows are the same under Canadian and US GAAP.

24.	NEW US ACCOUNTING PRONOUNCEMENTS SFAS No. 141

In December 2007, the Financial Accounting Standards Board (“FASB”) issued Statement of
Financial Accounting Standards (“SFAS”) No. 141 (revised 2007), “Business Combinations” (“SFAS
No. 141(R)”). SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any noncontrolling interest in the acquiree and the goodwill acquired. SFAS No. 141(R)
also establishes disclosure requirements to enable the evaluation of the nature and financial effects of the business combination. SFAS No. 141(R) is effective for fiscal years beginning after December
15, 2008. The adoption of SFAS No. 141(R) will not have a material impact on our consolidated results of operations and financial condition.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

24.	NEW US ACCOUNTING PRONOUNCEMENTS (continued)

SFAS 157

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”), which defines fair value, establishes a framework for measuring fair value and enhances disclosures about instruments carried at fair value, but does not change existing guidance as to whether or not an instrument is carried at fair value. In February 2008, the FASB issued FASB Staff Positions (“FSP”) SFAS 157-2, “Effective Date for FASB Statement 157.” This FSP permits the delayed application of SFAS 157 for all non-recurring fair value measurements of non-financial assets and non-financial liabilities until fiscal years beginning after November 15, 2008. In October 2008, the FASB issued FSP FAS 157-3,“Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not Active” (“FSP FAS 157-3”). This FSP clarifies the application of SFAS 157 when the market for a financial asset is not active. FSP FAS 157-3 was effective upon issuance and used to evaluate the fair value of auction rate securities as of September 30, 2008.

SFAS 159

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (“SFAS 159”). SFAS 159 permits all entities to choose to measure many eligible financial instruments and certain other items at fair value that are not currently required to be measured at fair value. A business entity shall report unrealized gains and losses on items for which the fair value option has been elected in earnings at each subsequent reporting date. This statement was effective for the Company at the beginning of our fiscal year 2008.

SFAS 160

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements,” (“SFAS 160”). SFAS 160 re-characterizes minority interests in consolidated subsidiaries as non-controlling interests and requires the classification of minority interests as a component of equity. Under SFAS 160, a change in control will be measured at fair value, with any gain or loss recognized in earnings. The effective date for SFAS 160 is for fiscal periods beginning on or after December 15, 2008. Early adoption and retroactive application of SFAS 160 to years preceding the effective date are not permitted. The adoption of SFAS 160 will not have a material effect on our consolidated financial statements.

SFAS 161

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”). SFAS 161 requires specific disclosures regarding the location and amounts of derivative instruments in the Company’s financial statements, how derivative instruments and related hedged items are accounted for, and how derivative instruments and related hedged items affect the Company’s financial position, financial performance, and cash flows. SFAS 161 is effective for financial statements issued, and for fiscal years and interim periods, beginning after November 15, 2008.

(continues)

GENOIL INC.
Notes to Consolidated Financial Statements
Years Ended December 31, 2008, 2007 and 2006
(Expressed in Canadian Dollars)

24.	NEW US ACCOUNTING PRONOUNCEMENTS (continued)

FSP FAS 142-3

In April 2008, the FASB issued FSP FAS 142-3, “Determination of the Useful Life of Intangible Assets” (“FSP FAS 142-3”). FSP FAS 142-3 requires companies estimating the useful life of a recognized intangible asset to consider their historical experience in renewing or extending similar arrangements or, in the absence of historical experience, to consider assumptions that market participants would use about renewal or extension as adjusted for the entity-specific factors in SFAS No. 142, “Goodwill and Other Intangible Assets”. FSP FAS 142-3 will be effective for the Company beginning January 1, 2009. The adoption of FSP FAS 142-3 will not have a material impact on the Company’s consolidated financial statements.

FSP APB 14-1

In May 2008, the FASB issued FSP APB No. 14-1, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”. The FSP will require cash settled convertible debt to be separated into debt and equity components at issuance and a value to be assigned to each. The value assigned to the debt component will be the estimated fair value of similar bonds without the conversion feature. The difference between the bond cash proceeds and this estimated fair value will be recorded as a debt discount and amortized to interest expense over the life of the bond.

SFAS 162

In May 2008, FASB issued SFAS No. 162 (“SFAS No. 162”), “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of account principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States. SFAS No. 162 is effective 60 days following the SEC approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles.” Adoption of SFAS 162 will not be a change in the Company’s current accounting practices; therefore, it will not have a material impact on the Company’s consolidated financial condition or results of operations.